UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 18, 2008

Cytomedix, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

416 Hungerford Drive, Suite 330, Rockville, Maryland 20850
(Address of Principal Executive Office) (Zip Code)

240-499-2680
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers’ Compensatory Arrangements of Certain Officers

(e)  On September 18 and 19, 2008, the Board of Directors of Cytomedix, Inc., a Delaware corporation (the “Company”), following the recommendation of the Compensation Committee of the Board, adopted the following changes to the compensation of the following named executives of the Company:

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Martin Rosendale, Chief Executive Officer, Director - to increase his annual salary to $275, 000, with a proposed 2009 bonus of up to 50% (which final amount will be in the discretion of the Board) and to grant him 300,000 stock options, vesting equally in 3 annual installments commencing on January 1, 2009. Exercise price for the foregoing options was $0.75 per share, which was the closing price of the Company’s stock on the date of the grant, September 19, 2008.

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Andrew Maslan, Chief Financial officer - to increase his annual salary to $200,000, with a proposed 2009 bonus of up to 35% (which final amount will be in the discretion of the Board) and to grant him 100,000 stock options, vesting equally in 3 annual installments commencing on January 1, 2009.

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Carelyn Filling, VP Professional Services - to increase her annual salary to $150,500, with a proposed 2009 bonus of up to 35% (which final amount will be in the discretion of the Board) and to grant her 30,000 stock options, vesting equally in 3 annual installments commencing on January 1, 2009.

The foregoing salary increases are effective as of October 1, 2008. Exercise price for Mr. Maslan’s and Ms. Fylling’s options was $0.70 per share, which was the closing price of the Company’s stock on the date of the grant, September 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Andrew Maslan
Andrew Maslan Chief Financial Officer

Date: September 24, 2008